EXHIBIT 10.5

                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT ("Agreement"), effective as of August 11, 1998 ("Effective Date"), is by and between APPLE ORTHODONTIX, INC., a Delaware corporation ("Apple"), and MICHAEL W. HARLAN, an individual who resides in Harris County, Texas ("Harlan").

                                  WITNESSETH:

     WHEREAS, Harlan will be an employee of Apple until August 11, 1998 at which time his employment with Apple will terminate; and

     WHEREAS, Apple desires Harlan to hold himself available to perform and to perform certain services;

     NOW THEREFORE, the parties, in consideration of the mutual promises, covenants and obligations contained herein, do hereby agree as follows:

     1. During the term of this Agreement, Harlan shall serve as consultant to the management of Apple and provide as requested Consulting Services (as defined in this Agreement) in connection with financing matters, acquisitions of orthodontic practices and certain other items. Harlan shall render his best efforts and professional judgment in performance of these Consulting Services consistent with good consulting practice, and the promotion, advancement and successful conduct of the business of Apple. Harlan agrees to be available, upon reasonable notice and at mutually agreeable times, for such meetings, as Apple and Harlan deem necessary for proper conduct and communication of his consultation. It is understood that Harlan may be rendering services to others during the term of this Agreement and, in using the Consulting Services of Harlan hereunder, Apple will exercise due regard for other commitments of Harlan.

     2. (a) In consideration for holding himself available to provide and providing the Consulting Services to be rendered pursuant to this Agreement, Apple agrees to pay Harlan the following consulting fees (the "Consulting Fees"):

     (i) For each proposed affiliation by Apple with practice that has existing patient revenue and with respect to which Harlan provides Consulting Services, Harlan will be paid an amount equal to the greater of (i) 5% of the historical gross revenue of such practice in the year before it was affiliated with Apple, and (ii) $25,000. In addition, for each associate orthodontist other than the owner working in any such practice. Harlan will receive an additional fee in respect of such associate equal to $12,500.

     (ii) For each proposed affiliation by Apple with a doctor who is developing a new practice and with respect to which doctor, affiliation transaction, or both, Harlan provides Consulting Services, Harlan will receive a Consulting Fee equal to $25,000.

     (iii) For each executed transaction by Apple involving the association by a doctor with an Apple-affiliated practice or the purchase of an Apple-affiliated practice by a transitioning doctor with respect to which Harlan provides Consulting Services, Harlan will receive a Consulting Fee equal to $25,000.

     (iv) For each executed transaction by Apple involving the development and opening of a satellite or new office by an Apple-affiliated doctor with respect to which Harlan provides Consulting Services, Harlan will receive a Consulting Fee equal to $25,000.

     (v) For each execution, amendment, modification, adjustment, expansion or change to any of Apple's existing or future credit facilities, loans, or other evidences of debt, Harlan will receive a fee equal to the greater of (i) 1% of the face amount of such debt, and (ii) $100,000.

     (vi) For each sale of equity securities, excluding the issuance or grant of stock options or warrants in the normal course of business consistent with past practices to employees or orthodontist who affiliate with Apple, of any kind of Apple, Harlan will receive a fee equal to the greater of (i) 1% of the gross amount of such offering, and (ii) $100,000.

     (vii) For the filing of a Shelf Registration Statement (original or amended) on Form S-1, S-2 or S-4 with the Securities and Exchange Commission, Harlan will receive a fee equal to $200,000.

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     (viii) An initial fee equal to $25,000 due on the effective date of this
            Agreement.

     (ix) In addition to the fees set forth in subparagraphs (i) through (viii) above, Apple shall pay Harlan an additional Consulting Fee of $200 per hour for each hour spent by Harlan providing Consulting Services to Apple in excess of 20 hours per month.

     (x) Harlan shall invoice Apple for Consulting Fees earned as a result of Consulting Services performed pursuant to this Agreement on a monthly basis and Apple shall tender payment of the Consulting Fees billed within 10 business days of receipt of Harlan's invoice, net of any amounts due to Apple by Harlan pursuant to paragraph 4 of this Agreement.

     The maximum aggregate amount of Consulting Fees to be paid to Harlan pursuant to this Agreement shall be $601,000. Upon such aggregate amount of Consulting Fees having been paid to Harlan (with, if any payment are past due, interest as provided in this Agreement), Harlan shall have no further obligation to providing Consulting Services to Apple and shall have no further right to receive Consulting Fees from Apple, except as provided in subparagraph (b) below.

     (b) Notwithstanding anything to the contrary contained herein, Harlan, only upon request by Apple, shall provide Consulting Services to Apple and its managers and the members of its Board of Directors with respect to any proposed transaction or series of transactions that would, if consummated, result in a Change of Control (as defined in this Agreement). Such Consulting Services shall be performed consistent with the other terms of this Agreement. In consideration of such services, Apple will pay Harlan his hourly rate set forth in subparagraph (a)(ix) above with respect to his work on such transaction or series of transactions and $200,000 in cash upon closing of such transaction which would result in such Change in Control, except in the case of a transaction which is executed within 45 days of the Effective Date of this Agreement. Harlan's hourly rate will be paid pursuant to the schedule for such payments shown in subparagraph (a)(ix) above, and the $200,000 cash payment shall be paid upon closing of such transaction which would result in any such Change of Control.

     (c) For purposes of his entitlement to the Consulting Fees described in Paragraph (a) or (b) above, performance by Harlan of any of the following activities shall constitute the performance of Consulting Services: having contact with a doctor or his advisor in connection with a proposed or potential transaction; preparing or reviewing a letter of intent, confidentiality agreement or any other document in connection with a proposed or potential transaction; preparing or reviewing a pro forma financial projection in connection with a proposed or potential transaction; providing any written or oral advice to any designated representative of Apple in connection with a proposed or potential transaction; reviewing any documents in connection with a proposed or potential transaction or performing in connection with a proposed or potential transaction any services requested by any designated representatives of Apple.

     3. Apple agrees with respect to the options evidenced by the option agreement attached hereto as Exhibit A that:

     (a) Such options to the extent not fully exercisable at the Effective Date shall become exercisable over time as if Harlan had remained an employee of Apple.

     (b) Such options to the extent that they would terminate for any reason other than by passage of time shall terminate only by reason of the 10th anniversary of the date of grant of such options having been reached.

     4. During the term of this Agreement, Harlan may request and receive from Apple draws against his Consulting Fees. The total amount of such draws shall not exceed $200,000 at any time during the term of this Agreement. Harlan will request such draws in writing, delivered to the address for notices shown in Paragraph 17 below. Apple will have 10 business days following the receipt of such notice to deliver to Harlan such draws in good funds to such accounts as Harlan may specify in his draw request. Any draws requested and received by Harlan will bear interest at LIBOR, plus 2%. Harlan agrees to repay Apple all draws requested and received pursuant to this paragraph 4, including accrued and unpaid interest at the rate specified above. The Consulting Fees shall be debited against such draws requested and received thereby reducing the amount of such draws and accrued interest that Harlan may be required to return to Apple.

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Harlan's obligation to repay any portion of draws and accrued interest shall be the personal liability of Harlan and secured by amounts due to Harlan from Apple pursuant to this Agreement.

     5. Upon the occurrence of a "Change of Control" of Apple, Apple or its successor shall pay Harlan an amount equal to the difference between $601,000 and all amounts previously paid, including any outstanding draws and accrued interest, to Harlan pursuant to this Agreement and this Agreement shall terminate. For purposes of this Paragraph 5, "Change of Control" means the occurrence of any of the following events: (a) any Person becomes an Acquiring Person; (b) at any time the then Continuing Directors cease to constitute a majority of the members of the Board; (c) a merger of Apple with or into, or a sale by Apple of its properties and assets substantially as an entirety to, another Person occurs and, immediately after that occurrence, any Person, other than an Exempt Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of twenty-five percent (25%) or more of the total voting power of the then outstanding Voting Shares of the Person surviving that transaction (in the case of a merger or consolidation) or the Person acquiring those properties and assets substantially as an entirety. For purposes of the preceding definition of "Change of Control", the following terms shall have the following meanings.

     (i) "Acquiring Person" means any Person who or which, together with all Affiliates and Associates of such Person, is or are the Beneficial Owner of twenty-five percent (25%) or more of the shares of Common Stock then outstanding, but does not include any Exempt Person, provided, however, that a Person shall not be or become an Acquiring Person if such Person, together with its Affiliates and Associates, shall become the Beneficial Owner of twenty-five percent (25%) or more of the shares of Common Stock then outstanding solely as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of Common stock by Apple, unless and until such time as such Person or any Affiliate or Associate of such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting one percent (1%) or more of the then outstanding shares of Common Stock or any other Person (or Persons) who is (or collectively are) the Beneficial Owner of shares of Common Stock constituting one percent (1%) or more of the then outstanding shares of Common Stock shall become an Affiliate or Associate of such Person, unless, in either such case, such Person, together with all Affiliates and Associates of such Person, is not then the Beneficial Owner of twenty-five percent (25%) or more of the shares of Common Stock then outstanding.

     (ii) "Affiliate" has the meaning ascribed to that term in the Securities Exchange Act of 1934 Rule 12b-2.

     (iii) "Associate" means, with reference to any Person, (a) any corporation, firm, partnership, association, unincorporated organization or other entity (other than Apple or a subsidiary of Apple) of which that Person is an officer or general partner (or officer or general partner of a general partner) or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of its equity securities, (b) any trust or other estate in which that Person has a substantial beneficial interest or for or of which the Person serves as trustee or in a similar fiduciary capacity, (c) any relative or spouse of that Person, or any relative of that spouse, who has the same home as that Person and (d) any stockholder, partner or owner of any equity in such Person.

     (iv) "Board" means the board of directors of Apple.

     (v) "Continuing Director" means at any time any individual who then (a) is a member of the Board and was a member of the Board as of the Effective Date or whose nomination for his first election, or that first election, to the Board following that date was recommended or approved by a majority of the then Continuing Directors (acting separately or as a part of any action taken by the Board or any committee thereof) and (b) is not an Acquiring Person, an Affiliate or Associate of an Acquiring Person or a nominee or representative of an Acquiring Person or of any such Affiliate or Associate.

     (vi) "Exempt Person" means (a)(1) Apple, any subsidiary of Apple, any employee benefit plan of Apple or of any subsidiary of Apple and (2) any Person organized, appointed or established by

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          Apple for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of Apple or any subsidiary of Apple and (b) Harlan, any Affiliate or Associate of Harlan or any group (as that term is used in the Securities Exchange Act of 1934 Rule 13d-5(b)) of which Harlan or any Affiliate or Associate of Harlan is a member.

     (vii) "Person" means any natural person, sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company, joint venture, estate, trust, union or employee organization or governmental authority.

     (viii) "Voting Shares" means: (a) in the case of any corporation, stock of that corporation of the class or classes having general voting power under ordinary circumstances to elect a majority of that corporation's board of directors; and (b) in the case of any other entity, equity interests of the class or classes having general voting power under ordinary circumstances equivalent to the Voting Shares of a corporation.

     6. Unless sooner terminated pursuant to other provisions hereof, Apple agrees to retain the services of Harlan pursuant to this Agreement, and Harlan agrees to provide such services to this Agreement until both parties agree in writing to terminate this Agreement. Notwithstanding the provisions of the preceding sentence, Apple shall have the right to terminate this Agreement and Harlan's services hereunder at any time for only the following reasons:

     (a) Upon Harlan's death:

     (b) Upon Harlan's becoming incapacitated by accident, sickness, or other circumstances which render him mentally or physically incapable of performing the services required of him hereunder for a period of at least 120 consecutive days; or

     (c) For cause, which for purposes of this Agreement shall mean only Harlan's final conviction of a felony crime that involved moral turpitude arising out of action taken by Harlan with an intention to injure materially (and which does injure materially) Apple.

     (d) Upon the payment to Harlan of $601,000 pursuant to paragraph 2(a) of this Agreement.

If Apple desires to terminate Harlan's services hereunder at any time prior to the termination of this Agreement as provided above, it shall do so by giving written notice to Harlan that it has elected to terminate Harlan's services hereunder and stating the effective date and reason for such termination; provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. In the event that Harlan's services are terminated hereunder prior to the expiration of the term of this Agreement, no further compensation shall be payable hereunder except that in the event of a termination of this Agreement pursuant to Paragraph 6(a) or (b) an amount equal to the difference between $601,000 and the amount theretofore paid to Harlan pursuant to this Agreement shall be made to Harlan (or his estate in the event of his death) in a single lump sum payment within 30 days of the event described in Paragraph 6(a) or (b) as applicable, after deducting any outstanding draws and accrued interest.

     7. (a) All reasonable out-of-pocket expenses incurred by Harlan in the performance of his services hereunder and properly accounted for shall be borne by Apple. If not paid directly by Apple, Apple shall reimburse Harlan for the cost of such expenses in accordance with customary Apple practice. Harlan shall seek and obtain approval from Apple for any out-of-pocket expense which exceeds $500.

     (b) During the term of this Agreement, Apple will make available to Harlan medical and dental insurance which is comparable to the insurance provided to Apple executives. Harlan will pay Apple 100% of the cost of such insurance, limited to $5,000 per year within 10 business days of receipt of an invoice for same.

      8. Apple agrees that it will offer Harlan the opportunity to perform Consulting Services pursuant to this Agreement with respect to:

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     (a)  Each practice affiliation opportunity granted by any source prior to or during the term of this Agreement that Apple pursues during the course of this Agreement.

     (b) Each new practice development opportunity to be presented to a resident, recent graduate or other doctor seeking to develop a new practice by Apple;

     (c) Each associate or transition opportunity with respect to any practice considered by Apple;

     (d) Each satellite or new office development opportunity with respect to any practice considered by Apple;

     (e) Each transaction for the issuance, amendment, modification, adjustment, expansion or change to any of Apple's existing or future credit facilities, loans, or other evidences of debt;

     (f)  Each offering of equity securities of any kind;

     (g)  Each filing of a Shelf Registration Statement (original or amended);
          and

     (h) Each proposed transaction or series of transactions that would, if consummated, result in a Change of Control (as defined in this Agreement)

     Apple further agrees that Harlan shall be entitled to a Consulting Fee in respect of each such opportunity once Harlan has performed any Consulting Service in connection with a proposed or potential transaction, regardless of the amount of Consulting Services performed by Harlan so long as Apple ultimately consummates the transaction. Apple agrees and covenants that it will use its best efforts to provide Harlan transaction opportunities for each month during the term of this Agreement that will generate for Harlan a minimum Consulting Fee of $150,000.00 per quarter pursuant to subparagraphs 2(a)(i)-(x) of this Agreement, and further agrees that should it fail, for any reason, to provide Harlan the opportunity to provide Consulting Services on each transaction that comes within the scope of any subparagraphs (a) through (g) of this Paragraph 8 in any two consecutive months, then Apple shall immediately be in default of this Agreement and shall immediately pay Harlan an amount equal to the difference between $601,000 and all amounts previously paid, including any outstanding draws and accrued interest, to Harlan pursuant to this Agreement.

      9. Apple, its officers and directors agree not to make disparaging or negative comments concerning Harlan's job performance or character. Apple agrees that any violation of the covenant described in this paragraph 9 shall cause Apple to pay Harlan an amount equal to the difference between $601,000 and all amounts previously paid, including outstanding draws and accrued interest, to Harlan pursuant to this Agreement unless Apple promptly after written notice is received from Harlan that Harlan believes a violation of this paragraph 9 has occurred, retracts such comment or otherwise takes steps to correct such violation.

     10. Should any payments made by Apple to or for the benefit of Harlan pursuant to this Agreement or resulting from or in connection with his prior employment with Apple, singly, in any combination or in the aggregate, be determined or alleged to be subject to an excise or similar purpose tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor or other comparable federal, state or local tax law by reason of being a "parachute payment" (within the meaning of Section 280G of the Code), Apple shall pay to Harlan such additional compensation as is necessary (after taking into account all federal, state and local taxes payable by Harlan as a result of the receipt of such additional compensation) to place Harlan in the same after-tax position (including federal, state and local taxes) he would have been in had no such excise or similar purpose tax (or interest or penalties thereon) been paid or incurred. Apple hereby agrees to pay such additional compensation within the earlier to occur of (i) five (5) business days after Harlan notifies Apple that Harlan intends to file a tax return taking the position that such excise or similar purpose tax is due and payable in reliance on a written opinion of Harlan's tax counsel (such tax counsel to be chosen solely by Harlan) that it is more likely than not that such excise tax is due and payable or (ii) twenty-four (24) hours of any notice of or action by Apple that it intends to take the position that such excise tax is due and payable. The reasonable costs of obtaining the tax counsel opinion referred to in clause
(i) of the preceding sentence shall be borne by Apple and Apple shall

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not be responsible for the cost of more than one tax counsel pursuant to this paragraph 10. If Harlan intends to make any payment with respect to any such excise or similar purpose tax as a result of an adjustment to Harlan's tax liability by any federal, state or local tax authority, Apple will pay such additional compensation by delivering its cashier's check payable in such amount to Harlan within five (5) business days after Harlan notifies Apple of his intention to make such payment. Without limiting the obligation of Apple hereunder, Harlan agrees, in the event Harlan makes any payment pursuant to the preceding sentence, to negotiate with Apple in good faith with respect to procedures reasonably requested by Apple which would afford Apple the ability to contest the imposition of such excise or similar purpose tax; provided, however, that Harlan will not be required to afford Apple any right to contest the applicability of any such excise or similar purpose tax unless it was determined that Apple had a good faith basis to contest same, after consulting with its tax counsel and providing Harlan a written opinion of such tax counsel of its basis to contest same.

     11. If at any time during the term hereof or afterwards: (i) there should exist a dispute or conflict between Harlan and Apple or another person or entity as to the validity, interpretation, or application of any term or condition hereof, or as to Harlan's entitlement to any benefit intended to be bestowed hereby, which is not resolved to the satisfaction of Harlan, (ii) Harlan must
(a) defend the validity of this Agreement, (b) contest any determination by Apple concerning the amounts payable (or reimbursable) by Apple to Harlan, or
(c) determine in any tax year of Harlan the tax consequences to Harlan of any amounts payable (or reimbursable) under Paragraph 10, or (iii) Harlan must prepare responses to an Internal Revenue Service ("IRS") audit, of, or otherwise defend, his personal income tax return for any year the subject of any such audit, or an adverse determination, administrative proceedings or civil litigation arising therefrom that is occasioned by or related to an audit by the IRS of Apple's income tax returns, then Apple hereby unconditionally agrees:

     (a) On written demand of Apple by Harlan, to provide sums sufficient to advance and pay on a current basis (either by paying directly or by reimbursing Harlan) not less than thirty (30) days after a written request therefor is submitted by Harlan, Harlan's reasonable out of pocket costs and expenses (including attorney's fees, expenses of investigation, travel, lodging, copying, delivery services and disbursements for the fees and expenses of experts, etc.) incurred by Harlan in connection with any such matter.

     (b) Harlan shall be entitled, upon application to any court of competent jurisdiction, to the entry of a mandatory injunction without the necessity of posting any bond with respect thereto which compels Apple to pay or advance such costs and expenses on a current basis; and

     (c) Apple's obligations under this Paragraph 11 will not be affected if Harlan is not the prevailing party in the final resolution of any such matter, except if Apple is the prevailing party Harlan shall be responsible for his own legal fee.

     12. Apple agrees to pay all legal and other fees, costs and expenses incurred by Harlan in connection with the termination of his prior employment with Apple and the negotiation and implementation of this Agreement, limited to $5,000.

     13. Harlan acknowledges that Apple's business is highly competitive and that Apple's methods, strategies, books, records, and documents, Apple's technical information concerning its products, equipment, services, and processes, procurement procedures and pricing techniques, and the names of and other information (such as credit and financial data) concerning Apple's customers, business affiliates, affairs, and operations all comprise confidential business information and/or trade secrets ("Confidential Information") of Apple which are valuable, special, and unique assets of Apple which Apple uses in its business to obtain a competitive advantage over its competitors which do not know or use this information. Harlan further acknowledges that protection of Apple's Confidential Information against unauthorized disclosure and use is of critical importance to Apple in maintaining its competitive position. Accordingly, Harlan hereby agrees that, notwithstanding any other provisions of this Agreement other than those contained in the following sentences, he will not at any time during the term of this Agreement, and for one (1) year

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thereafter, make any unauthorized disclosure of any Confidential Information of
Apple or make any unauthorized use thereof. However, Harlan's obligations under this paragraph shall not extend to:

     (a) Information which is or becomes a part of the public domain or is available to the public by publication or otherwise without disclosure by Harlan;

     (b) Information which was within Harlan's knowledge or in his possession prior to his employment by Apple;

     (c) Information which, either prior or subsequent to Apple's disclosure to Harlan, was disclosed to Harlan, without an obligation of confidentiality, by a third party who did not acquire such information, directly or indirectly from Harlan, Apple, or from any third party who is under an obligation of confidentiality; or

     (d) Any disclosure of Confidential Information by Harlan which is required by law, including deposition or trial testimony by Harlan pursuant to subpoena. If Harlan is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, if reasonable possible under the circumstances as determined in good faith by Harlan, Harlan will promptly notify Apple of such request or requirements so that Apple may seek an appropriate protective order or waive compliance with the provisions of this Paragraph 13.

Money damages would not be sufficient remedy for any breach of this Paragraph concerning Confidential Information by Harlan, and Apple shall be entitled to seek specific performance and injunctive relief as remedies for such breach or threatened breach, as well as reasonable and necessary attorneys' fees, experts' fees, and costs incurred in connection with such breach or threatened breach. Such remedies shall not be deemed exclusive remedies for such a breach by Harlan but shall be in addition to all remedies available at law or in equity to Apple, including the recovery of damages from Harlan. For purposes of this Paragraph, Apple shall be construed to include any parent, subsidiary, or other affiliate of Apple. This Paragraph 13 shall survive the termination of this Agreement for a period of one year.

14. Harlan recognized that in each of the highly competitive businesses in which Apple is engaged, personal contact is of primary importance in securing new orthodontic practices and in retaining the accounts and goodwill of present practices and protecting the business of Apple. Harlan, therefore, agrees that during the term of this Agreement, Harlan will not: (i) accept employment or render service to any person that is engaged in the orthodontic practice management business or (ii) enter into or take part in or lend Harlan's name, counsel or assistance to any business, either as proprietor, principal, investor, partner, director, officer, employee, consultant, advisor, agent, independent contractor, or in any other capacity whatsoever, for any purpose that is engaged in the orthodontic practice management business. If the provisions of this Paragraph 14 are violated in any material respect resulting in material detriment to Apple, Apple shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of posting any bond with respect thereto) to restrain and enjoin Harlan from that violation. If the provisions of this Paragraph 14 should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable law, Harlan and Apple agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by the applicable law. This Paragraph 14 shall survive the termination of this Agreement for a period of one year.

15. Apple shall, without further remuneration to Harlan, own, be entitled to possession of, and have the right to use, publish, and disclose any results, reports, product or data developed by Harlan during the course of his services hereunder, but identification of Harlan with such results, reports, or data shall not be made without Harlan's express consent.

16. Harlan is engaged by Apple only for the purposes and to the extent set forth in this Agreement, and his relationship to Apple hereunder is that of an independent contractor. Nothing in this Agreement is intended to create an employer/employee relationship between Apple or Harlan or to allow Apple to exercise control or direction over the manner and method by which Harlan performs the services which are the subject

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matter of this Agreement. Harlan shall be responsible for payment of all income, self-employment, or other taxes attributable to all compensation paid hereunder by Apple to Harlan, and Harlan agrees to hold Apple harmless for withholding or payment of such taxes.

17. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States, registered or certified mail, return receipt requested, postage prepaid, if addressed as follows:

If to Apple, to:                       Apple Orthodontix, Inc.
                                       2777 Allen Parkway, Suite 700
                                       Houston, Texas 77019
                                       Attention: Chief Executive
If to Harlan, to:                      Mr. Michael W. Harlan
                                       12111 Pinerock Lane
                                       Houston, Texas 77024

or such other addresses as either party may furnish to the other in writing, in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     18. Time is of the essence of this Agreement. Overdue payments under this Agreement shall accrue interest at a rate of 10% per annum through the date of full and complete payment. Any failure by Apple to pay any amounts due under this Agreement that continues for more than 10 business days after written notice (written notice includes the submission to Apple by Harlan of an invoice for Consulting Services and reasonable out-of-pocket expenses) shall constitute a material breach by Apple of the Agreement, and Apple shall be immediately pay Harlan an amount equal to the difference between $601,000 and all amounts previously paid to Harlan pursuant to this Agreement. Any draw requested pursuant to Paragraph 4 of this Agreement, plus accrued interest thereon, shall constitute a payment due under this Agreement.

     19. Harlan shall be indemnified by Apple both with respect to his prior employment with Apple and his engagement pursuant to this Agreement to the maximum extent permitted by the laws of Delaware, the state of Apple's incorporation, and the laws of the state of incorporation of any subsidiary of Apple of which Harlan is or at any time was a director, officer, employee or consultant as same may be in effect from time to time. This Paragraph 19 shall survive the termination of this Agreement for a period of six years.

     20. Harlan waives and releases all rights, claims, charges, demands and causes of action against Apple, its predecessors, successors, parent companies, subsidiaries and affiliates, and its officers, directors, employees, owners, shareholders and agents, of any kind or character, both past and present, known or unknown, including but not limited to those arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, and the Employee Retirement Income Security Act of 1974, all as amended, and any other state or federal statute, regulation or the common law (contract, tort or other), which relate to Harlan's employment with Apple prior to August
  , 1998 or termination of such employment, including but not limited to any alleged discriminatory or retaliatory employment practices, any matter relating to or arising under Harlan's Employment Agreement with Apple dated December 9, 1996 or any other matter. Apple understands and agrees that the foregoing waiver and release shall not serve to waive or release any rights or claims that may arise after the date this Agreement is executed whether relating to this Agreement or otherwise. Apple waives and releases all rights, claims, charges, demands and causes of Action against Harlan of any kind or character, both past and present, known or unknown, arising under any state or federal statute, regulation or the common law (contract, tort or other), which relate to Harlan's employment or termination of such employment any matter relating to Harlan's Employment Agreement with Apple dated December 9, 1997, or any other matter. Harlan understands that the foregoing waiver and release shall not serve to waive or release any rights or claims that may arise after the date this Agreement is executed whether relating to this Agreement or otherwise.

     21. This Agreement is entered into under and shall be governed for all purposes by the laws of the State of Texas.

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
     22. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time at any prior or subsequent time.

     23. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, than the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

     24. This Agreement and the rights and obligations of the parties hereunder are personal, and neither this Agreement nor any right, benefit, or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation, or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

     25. This Agreement represents the entire agreement between the parties hereto with respect to the matters covered herein and may not be changed, altered, or modified in any respect except by an instrument in writing signed by both the parties hereto. Except as specifically provided herein, this Agreement replaces and supersedes any and all agreements (including but not limited to that Employment Agreement dated December 9, 1997, as it was amended from time to time) entered into or existing between Harlan and Apple prior to the Effective Date.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the 11th day of August, 1998, by their respective signatures below, effective as of the Effective Date.

                                          APPLE ORTHODONTIX, INC.
                                          By:  JOHN G. VONDRAK
                                               John G. Vondrak, Chairman of
                                               Board and Chief Executive Officer

                                               MICHAEL W. HARLAN
                                               Michael W. Harlan
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